Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-155638) of Sharps Compliance Corp. of our report dated August 30, 2012, with respect to the consolidated financial statements of Sharps Compliance Corp. and subsidiaries as of June 30, 2012, and 2011, and for each of the three fiscal years in the period ended June 30, 2012, and to our report dated August 30, 2012 on the effectiveness of Sharps Compliance Corp. and subsidiaries’ internal control over financial reporting as of June 30, 2012, included in this Annual Report on Form 10-K for the year ended June 30, 2012.

/s/ UHY LLP

Houston, Texas
August 30, 2012